UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2012

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XUN ENERGY, INC.
(Exact name of registrant as specified in its charter)

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Nevada	000-53466	26-1616719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12518 NE Airport Way Suite 148 No, 156 Portland, Oregon 97230
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (775) 200-0505 Not applicable. (Former name or former address, if changed since last report):

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 25, 2012, Peter Matousek, 47, was appointed as a director of Xun Energy, Inc. (the “Company”). Mr. Matousek is the Vice President of Investor Relations.  He served as the Company’s President and CEO from February 2010 to May 2011 and as a director from February 2010 to August 2011 before his term expired.

Mr. Matousek is an international consultant and entrepreneur with a European background. He attended University of Maryland University College and Warner Pacific College, where he earned degrees in Associates of Arts and Bachelors of Business Administration.

Mr. Matousek is member of the United States Navy and a Veteran of Foreign War and recently served in Operation Iraqi Freedom. He received the Army Achievement Medal, Navy Achievement Medal and Honorable Discharge.

Mr. Matousek has worked extensively with the public markets for companies throughout the United States and Canada in the financial and natural resource sector, including oil & gas and precious metal mining.  He has represented numerous companies in the capacity of Investor & Public Relations.  He speaks German, Czech, English and Russian.

In consideration for Mr. Matousek’s service as director, the Company will issue 5,000 shares per month of the Company’s stock which will be valued based on the average of the five trading day close price prior to each month end.  In addition, the Company will reimburse Mr. Matousek for the preapproved cost of airfare, travel expenses and disbursements made on behalf of the Company.  A copy of the Board Member Agreement between Company and Mr. Matousek is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

    (d) Exhibits:

Exhibit No.	Description
10.1	Board Member Agreement between Xun Energy, Inc. and Peter Matousek dated May 25, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 25, 2012

XUN ENERGY, INC.

/s/ Jerry G. Mikolajczyk

By: Jerry G. Mikolajczyk

Title: President/CEO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Board Member Agreement between Xun Energy, Inc. and Peter Matousek dated May 25, 2012.